      As filed with the Securities and Exchange Commission on June 9, 1995
                                                       Registration No. 33-91376

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                                 Amendment No. 1
                                       to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                              ____________________

                           SAZTEC INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)
                              ____________________
          CALIFORNIA                                        33-0178457
     (State or other jurisdiction                      (I.R.S. Employer
     of incorporation or organization)                 Identification No.)

                                 43 MANNING ROAD
                         BILLERICA, MASSACHUSETTS  01821
                                 (508) 262-9600

               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                          ____________________________


                               DONALD J. CAMPBELL
                                 43 MANNING ROAD
                         BILLERICA, MASSACHUSETTS  01821
                                 (508) 262-9600

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
     Robert C. Levy, Esq.                     Richard M. Wright, Jr., Esq.
Seigfreid, Bingham, Levy, Selzer & Gee, P.C.      Gilmore & Bell, P.C.
      2800 Commerce Tower                    700 West 47th Street, Suite 400
        911 Main Street                       Kansas City, Missouri  64112
 Kansas City, Missouri  64105                        (816) 931-7500
        (816) 421-4460
                          ____________________________

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.  [   ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]



THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                           SAZTEC INTERNATIONAL, INC.

                              CROSS REFERENCE SHEET

         THIS CROSS-REFERENCE SHEET IS PROVIDED PURSUANT TO ITEM 501(b)
            OF REGULATION S-K SHOWING THE LOCATION IN THE PROSPECTUS
                  OF INFORMATION REQUIRED BY PART I OF FORM S-3

     Form S-3 Item Number                         Location in Prospectus
     --------------------                         ----------------------
1.   Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus ....  Forepart of Registration
                                                  Statement and Outside Front
                                                  Cover Page of Prospectus

2.   Inside Front and Outside Back Cover Pages
     of Prospectus .............................  Inside Front Cover and Table
                                                  of Contents


3.   Summary Information, Risk Factors and Ratio
     of Earnings to Fixed Charges ..............  The Company; Risk Factors


4.   Use of Proceeds ...........................  Use of Proceeds

5.   Determination of Offering Price ...........  Cover Page of Prospectus; Plan
                                                  of Distribution

6.   Dilution ..................................  Not Applicable

7.   Selling Security Holders ..................  Selling Shareholders

8.   Plan of Distribution ......................  Cover Page of Prospectus; Plan
                                                  of Distribution

9.   Description of Securities to be Registered.  Description of Capital Stock

10.  Interests of Named Experts and Counsel ....  Not Applicable

11.  Material Changes ..........................  Not Applicable

12.  Incorporation of Certain Information by
     Reference .................................  Incorporation of Certain
                                                  Documents by Reference

13.  Disclosure of Commission Position on
     Indemnification for Securities
     Act Liabilities ...........................  Not Applicable

                               P R O S P E C T U S


                                3,175,716 SHARES

                           SAZTEC INTERNATIONAL, INC.

                                  Common Stock
                                 (no par value)
                              ____________________

     The 3,175,716 shares (the "Shares") of Common Stock, no par value (the "Common Stock") of Saztec International, Inc. (the "Company") are being offered by the Selling Shareholders identified herein and no part of the proceeds thereof will be realized by the Company. The Shares may be offered by the Selling Shareholders from time to time in open market transactions, negotiated transactions, principal transactions or by a combination of these methods of sale. See "PLAN OF DISTRIBUTION."

     The Shares offered hereby include an aggregate of 2,238,216 Shares held by the Selling Shareholders and an aggregate of 937,500 Shares that may be purchased by certain of the Selling Shareholders upon the exercise of certain warrants to purchase Common Stock, which Shares and warrants were issued by the Company to the Selling Shareholders in various private placement transactions. Nothing contained herein requires the Selling Shareholders to exercise any of such warrants. The warrants are not subject to this Prospectus and are nontransferable by their terms.

     This Prospectus and the Registration Statement of which it forms a part have been prepared by the Company upon the exercise of certain registration rights granted to the Selling Shareholders. See "SELLING SHAREHOLDERS."


     On June ___, 1995, the average closing bid and asked price for the Common Stock on the NASDAQ system was $__________.


     An investment in the Common Stock of the Company involves a high degree of risk. See "RISK FACTORS" herein for a discussion of certain of those risks.


                              ____________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ____________________


                 THE DATE OF THIS PROSPECTUS IS JUNE ___, 1995.
                              ____________________

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its Regional Offices: Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of a prescribed fee or may be examined without charge at the Commission's public reference facility in Washington, D.C.


     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written request of any such person, a copy of any or all documents incorporated by reference herein (including documents incorporated by reference in such documents), other than exhibits to such documents. Such written requests should be addressed to: Donald J. Campbell, Vice President and Chief Financial Officer, Saztec International, Inc., 43 Manning Road, Billerica, Massachusetts 01821. Telephone requests for such copies should be directed to Donald J. Campbell, Vice President and Chief Financial Officer of the Company, (508) 262-9600.


     This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer in that jurisdiction. No person has been authorized to give any information or to make any representations, other than as contained in this Prospectus, in connection with the offer contained in this Prospectus and, if given or made, the information or representation must not be relied upon. Neither delivery of this Prospectus nor any sale made pursuant hereto shall, under any circumstances, create any implication that there has been no change in the information set forth herein.

                                TABLE OF CONTENTS


THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . .    1


RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . .    1

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . .    3

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . .    5

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . .    5

DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . .    6

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . .    7

                                   THE COMPANY

     Saztec International, Inc. (the "Company") is a provider of information management services. The Company specializes in a broad range of services that help customers manage the conversion of information (data, text, graphics) from traditional media (paper, microform) to computer usable formats and media. The Company has extensive experience in creating and maintaining text and image databases.

     The Company also offers services that provide customers with a lower cost alternative to in-house data entry for a wide range of computer processing applications. For the direct marketing industry, the Company offers complete vertically integrated services that include direct mail, subscription fulfillment and reader service card processing.


     The Company's predecessor was incorporated in California in 1976. The Company's executive offices are located at 43 Manning Road, Billerica, Massachusetts 01821, and its telephone number is (508) 262-9600. The principal wholly-owned subsidiaries are Advanced Automation Associates, Inc. and Saztec Europe, Ltd. Saztec Europe, Ltd. has three wholly-owned subsidiaries--Saztec Services, Ltd., Knightswade, Ltd., and Saztec Datenverabeitung GmbH.



                                  RISK FACTORS

     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, AND A PROSPECTIVE PURCHASER OF SHARES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS THE ADDITIONAL INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING PARTICULARLY THE INFORMATION INCORPORATED BY REFERENCE HEREIN, COPIES OF WHICH ARE AVAILABLE AS DESCRIBED HEREIN.

RECURRING OPERATING LOSSES

     During the last three fiscal years ended June 30, 1994, and four of the last five fiscal years, the Company has incurred significant operating losses and net losses. The Company continued to incur operating losses during the first three quarters of the fiscal year ending June 30, 1995. As a result of such recurring operating losses, the Company's independent auditors have included a going concern explanatory paragraph in their audit report for each of the years ended June 30, 1994 and 1993, which indicates that substantial doubt exists as to the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon management successfully implementing its plan to increase revenues and decrease production and overhead expenses. Management's plan for attaining profitability includes the sale of the Financial Transaction Processing division, the implementation of an additional round of cost cuts, the expected realization of certain expense savings from sales of divisions/assets and consolidations previously completed, and increased focus on sales of services in its core businesses. Although management believes it will be able to implement such plan, there can be no assurance regarding the achievement of those goals or the timing or degree of that success.


CONTINUING LIQUIDITY PROBLEMS

     The Company has experienced liquidity problems, and at times severe liquidity problems, over more than the last two years, primarily as a result of continuing operating losses. The liquidity of the Company is particularly threatened by the short maturity of its line of credit facility. Even if the

Company is successful in extending the maturity of the line of credit, the Company does not expect that such maturity will be extended for any more than one year, and may be extended for a period much less than one year. The Company is exploring and will continue to explore opportunities to alleviate the liquidity pressures, including replacing the revolving credit facility and additional private placements of stock. See "RELIANCE ON SECURITIES OFFERINGS." If the revolving credit facility is not extended and the Company is not successful in replacing it or raising additional capital, the financial condition of the Company will be dramatically jeopardized, and the Company's efforts to return operations to profitability could be impaired or entirely thwarted.

     Management estimates that approximately $500,000 will be required over a six-month period to implement its plan to restore the Company to profitability. Management expects to raise the additional funds through the issuance of stock and through lease-purchase financings for certain equipment acquisitions. The amount of additional funding required to implement management's plan will increase if the Company is unsuccessful in its attempts to retain the current availability of funds under its revolving credit facility or a similar credit arrangement.

     Additionally, the amount and timing of such required funds will be affected by the timing and success in the implementation of management's plan to return the Company to profitability. There can be no assurance that such additional funds can be raised, that such funds will be sufficient for the stated purpose or period or that management will be able to return the Company to profitability.


RELIANCE ON SECURITIES OFFERINGS

     To satisfy the liquidity and capital requirements of the Company created by the operating losses, the Company has in recent years sought and obtained additional funding, which has primarily been in the form of private placements of the Company's Common Stock and debt securities convertible into Common Stock. If the Company continues to sustain operating losses, it will need additional capital infusions. The Company's ability to obtain capital through the issuance of stock and debt securities in the past should not be viewed as any indication that the Company will be able to do so in the future, and there can be no assurance that additional capital will be available to the Company from any sources.

CONTROL BY PRINCIPAL SHAREHOLDERS

     Two individual investors beneficially own approximately 35% and 11%, respectively, of the Company's outstanding Common Stock as of January 6, 1995. The 35% shareholder has designated two of the current six members of the Company's Board of Directors, and may have the practical ability to elect all of the directors of the Company and to control the Company's management, operations and affairs.

DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS


     During the years ended June 30, 1992, 1993 and 1994, the revenue from the electronic publishing industry represented 39%, 42% and 49%, respectively, of the Company's consolidated revenue. Traditionally, the electronic publishing industry has generated large multi-year contracts from a limited number of customers. For example, in fiscal 1994, the largest customer of the Company accounted for 12% of consolidated revenues and the five largest customers of the Company accounted for an aggregate of 32% of consolidated revenues. All five customers were in the electronic publishing industry. These electronic publishing industry projects normally have a finite duration and are not normally subject to renewal. At all times the Company is in various stages of negotiation and testing of potential contracts in this industry. Currently, the Company has issued proposals for contracts that, if obtained, would replace the revenue scheduled to expire over the next fiscal year. The Company's ability to replace the current contracts with new contracts is essential to management's goal of returning the Company to profitability.


CHANGING TECHNOLOGY

     Technological advancements occur rapidly in the Company's industry. There can be no assurance that the Company will be able to adapt to such changes in a timely manner or that the introduction of new services or technological developments by others will not render the Company's services obsolete or uncompetitive. Additionally, the costs of acquiring new generations of equipment and software could exceed the limited capital resources of the Company.


                              SELLING SHAREHOLDERS

     The Company has granted certain registration rights to the purchasers of the Company's Common Stock, pursuant to various private placement transactions with such purchasers. Under those registration rights agreements, the holders of the Common Stock issued in the private placement transactions have the right to demand that the Company register with the Securities and Exchange Commission their shares of Common Stock for resale (generally referred to as demand registration rights), or in certain circumstances to participate in registration of their shares of Common Stock in a registered offering otherwise undertaken by the Company (generally referred to as piggyback registration rights).

     On February 6, 1995, the Company received a notice of exercise of demand registration rights from nine shareholders of the Company who in 1994 purchased from the Company shares of Common Stock and warrants to acquire additional shares of Common Stock from the Company. The Registration Statement of which this Prospectus forms a part (the "Registration Statement") was filed by the Company pursuant to that exercise of demand registration rights by those nine shareholders. Those shareholders hold an aggregate of 1,000,000 shares of Common Stock, and warrants to acquire an aggregate of 937,500 additional shares of Common Stock at a purchase price of $1.125 per share (the "Warrants"), all of which are subject to the Registration Statement.

     Pursuant to the piggyback registration rights previously granted by the Company to various other shareholders, the Company gave notice to such persons of its intention to file the Registration Statement, and 18 shareholders with piggyback registration rights exercised such rights and elected to have registered an aggregate of 1,238,216 additional shares of Common Stock pursuant to the Registration Statement.

     The shareholders of the Company who have exercised demand or piggyback registration rights and have shares of Common Stock (including shares of Common Stock to be acquired upon the exercise of Warrants) registered pursuant to the Registration Statement are referred to herein as the "Selling Shareholders."


     None of the Selling Shareholders has had any position, office or material relationship with the Company in the last three years, other than David Kimbrell, who received the Shares held by him and offered hereby in a transaction in 1992 in which the Company acquired substantially all the assets of a business owned by Mr. Kimbrell.

     The Selling Shareholders, the number of Shares offered by each, and the number of Shares offered by each that are subject to Warrants to purchase such Shares are set forth in the following table:



                                                      SHARES OFFERED                  PERCENTAGE OWNERSHIP
                                          ------------------------------------        --------------------
                                                               COMMON STOCK          PRIOR           AFTER
     SELLING SHAREHOLDER                   COMMON STOCK    SUBJECT TO WARRANTS   TO OFFERING(1)    OFFERING(2)

Ronald I. Heller                              233,333             221,643             3.4%            -0-
David S. Nagelberg                            233,333             221,643             3.4%            -0-
Mark Berg                                     133,333             100,000             1.7%            -0-
Frederic Wien                                  33,334              25,000                *            -0-
Martin Rubin                                  100,000              80,000             1.3%            -0-
Murray J. Nagelberg                            33,334              25,000                *            -0-
Joel Stone                                     66,666              50,000                *            -0-
Quad Capital Partners                          33,334              25,000                *            -0-
Independence Funding Corp.                    133,333             100,000             1.7%            -0-
Martan & Co.                                       --              22,814                *            -0-
John Catalano                                      --              20,500                *            -0-
Frank Lupo                                         --               5,000                *            -0-
Frank Messina                                      --              10,000                *            -0-
Frank Persico                                      --              17,000                *            -0-
Alexander Ricci                                    --              10,000                *            -0-
Sheldon S. Traube                                  --               3,900                *            -0-
Albert Lacher                                   8,750                  --                *            -0-
James Washburn                                  8,750                  --                *            -0-
David Kimbrell                                485,000                  --             3.6%            -0-
Blunt Canadian Trust FBO
     Frances B. Steinwell                      62,280                  --                *            -0-
Blunt Canadian Trust FBO
     Patricia B. Koldyke                       62,280                  --                *            -0-
Blunt Canadian Trust FBO
     Carlene C. Blunt                          62,280                  --                *            -0-
Patricia B. Koldyke Trust                      69,200                  --                *            -0-
Martin Larid Koldyke Trust                     34,600                  --                *            -0-
Elizabeth P. Koldyke Trust                     34,600                  --                *            -0-
Benjamin S. Koldyke Trust                      34,600                  --                *            -0-
John T. Blunt Trust                            13,840                  --                *            -0-
Thomas P. Owen                                 10,000                  --                *            -0-
Richard P. Kiphart                            238,916                  --             1.7%            -0-
Ellen Kathleen Kiphart, Unif. Gift
     Min. Act. II                              21,000                  --                *            -0-
Rebecca Susan Kiphart Unif. Gift
     Min. Act. II                              21,000                  --                *            -0-
Julia Grace Kiphart Unif. Gift
     Min. Act. II                              21,000                  --                *            -0-
Robert R. Bartels 1990 Childrens Trust
     FBO William Robert Bartels                25,060                  --                *            -0-
Robert R. Bartels 1990 Childrens Trust
     FBO Katherine Marie Bartels               25,060                  --                *            -0-
                                            ---------             -------
     TOTAL                                  2,238,216             937,500

__________

(1)                        Based on 12,543,851 shares of Common Stock issued and oustanding as of June 1, 1995, and the assumed exercise of all Warrants the stock of which is subject hereto.
(2)                        Assumes all of the Selling Shareholders sell all of the Shares held by them and offered in the offering.
* Less than 1%.




                              PLAN OF DISTRIBUTION

     None of the Selling Shareholders, to the knowledge of the Company, has entered into any selling agreement, underwriting agreement or other arrangement with any underwriting firm for the offer or sale of any of the Shares.

     The Shares may be sold from time to time to purchasers directly by any of the Selling Shareholders. Alternatively, any of the Selling Shareholders may from time to time offer the Shares in open market transactions, negotiated transactions, principal transactions or by a combination of these methods of sale.

     The Shares may be sold from time to time in one or more transactions at the then prevailing market price, at a fixed offered price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by each Selling Shareholder.

     The Selling Shareholders who initially exercised their demand registration rights (the first nine Selling Shareholders listed in the table under the caption "SELLING SHAREHOLDERS") are obligated to pay the first $17,500 of the expenses incident to the registration of the Shares. The Company will pay all other expenses incident to the registration of the Shares, other than commissions, fees and discounts, of underwriters, dealers and agents, if any utilized by the Selling Shareholders.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless they have been registered for sale in those states, or unless an exemption from registration or qualification is available and is obtained.


                                 USE OF PROCEEDS

     The proceeds of any sales of Shares made pursuant hereto shall be paid to the Selling Shareholders who have made such sales. No part of the net proceeds of the sale of any of the Shares will be paid to the Company.

     The Company will receive the proceeds from the exercise of any of the Warrants, pursuant to the terms thereof. However, nothing contained herein requires any Selling Shareholder to exercise any Warrant. Additionally, such Warrants are not subject to this Prospectus or the Registration Statement and by their terms are nontransferable.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue two classes of capital stock, 1,000,000 shares of Preferred Stock and 20,000,000 shares of Common Stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters to be voted on by shareholders, except that, upon giving notice required by law, shareholders may cumulate their votes in the election of directors. Under cumulative voting, each shareholder may give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among any or all of the nominees, as the shareholder thinks fit. However, no shareholder shall be entitled to cumulate votes unless a shareholder has given notice before commencement of the voting of the shareholder's intention to cumulate votes, in which case all shareholders shall be entitled to cumulate votes. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor, and upon liquidation or dissolution of the Company are entitled to receive all assets available for distribution to the shareholders. The Company has no present intention of declaring any dividends on the Common Stock for the foreseeable future. The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK


     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly-unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.



     The Board of Directors of the Company previously authorized the establishment of a series of Preferred Stock known as the Series A Cumulative Convertible Preferred Stock (the "Series A Preferred") with an aggregate authorized number of 4,100 Series A Preferred shares. None of the Series A Preferred is issued and outstanding or is authorized but unissued, and the Company has no present intention of issuing any shares of Preferred Stock. Any issuance of a series of Preferred Stock could be used to discourage an unsolicited acquisition proposal for the Company or otherwise have an anti-takeover effect. Similarly, the issuance of a series of Preferred Stock could dilute the voting rights of the holders of the Common Stock.



TRANSFER AGENT AND REGISTRAR

     U. S. Stock Transfer Corporation, Glendale, California serves as the transfer agent and registrar for the Company's Common Stock.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-15353) are incorporated herein by reference as of their respective dates:


          (a) The Company's Annual Report on Form 10-KSB for the year ended June 30, 1994, as amended by Amendment No. 1 thereto on Form 10-KSB/A;



          (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended September 30, December 31, 1994 and March 31, 1995;



          (c)  The Company's Current Report on Form 8-K dated June 6, 1995; and



          (d) The Company's Proxy Statement dated January 20, 1995 for the Company's Annual Meeting of Shareholders held on February 15, 1995.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                            *     *     *     *     *

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS




ITEM 16.  EXHIBITS.

     (4)       Instruments defining the rights of security holders.
               Incorporated by reference to Exhibit 4 to the Company's Form 10-K for the year ended June 10, 1990.

     (5)       Opinion of Seigfreid, Bingham, Levy, Selzer & Gee.*


     (23.1)    Consent of Seigfreid, Bingham, Levy, Selzer & Gee.  See
               Exhibit 5.



     (23.2)    Consent of Ernst & Young LLP.**



     (23.3)    Consent of BDO Stoy Hayward Chartered Accountants.*

     *  To be filed by amendment.

     ** Previously filed.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kansas City, State of Missouri, on June 7, 1995.


                              SAZTEC INTERNATIONAL, INC.



                              By:          /s/  Robert P. Dunne
                                  ---------------------------------------------
                                   Robert P. Dunne
                                   Chairman of the Board




     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                          Capacity                      Date
- ---------                          --------                      ----


/s/  Robert P. Dunne          Chairman of the Board          June 7, 1995
- --------------------------
Robert P. Dunne

/s/  Gary N. Abernathy        President, Chief Executive     June 7, 1995
- --------------------------
Gary N. Abernathy             Officer, Chief Operating
                              Officer and Director

/s/  Donald J. Campbell       Vice President and Chief       June 7, 1995
- --------------------------
Donald J. Campbell            Financial Officer (Chief
                              Financial Officer and
                              Chief Accounting Officer)

                              Director                       June ___, 1995
- --------------------------
Barry G. Craig

/s/  Robert P. Dunne*         Director                       June 7, 1995
- --------------------------
Lee R. Petillon

/s/  Robert P. Dunne*         Director                       June 7, 1995
- --------------------------
Elizabeth A. Coleman

/s/  Robert P. Dunne*         Director                       June 7, 1995
- --------------------------
Tom W. Olofson

* Executed by Robert P. Dunne, as Attorney-in-Fact for the named individuals pursuant to a Power of Attorney dated April 18, 1995, as filed with the Securities and Exchange Commission with the Registration Statement.

                                    EXHIBITS

   EXHIBIT
   NUMBER                DOCUMENT DESCRIPTION
   ------                --------------------

    (4)        Instruments defining the rights of security holders.
               Incorporated by reference to Exhibit 4 to the Company's Form 10-K for the year ended June 10, 1990.

    (5)        Opinion of Seigfreid, Bingham, Levy, Selzer & Gee.*


    (23.1)     Consent of Seigfreid, Bingham, Levy, Selzer & Gee.  See
               Exhibit 5.



    (23.2)     Consent of Ernst & Young LLP.**



    (23.3)     Consent of BDO Stoy Hayward Chartered Accountants.*


    *   To be filed by amendment.

    **  Previously filed.